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                                                                   EXHIBIT 10.53

                              CONSULTING AGREEMENT



         THIS CONSULTING AGREEMENT (the "Agreement") is entered into as of December 1, 2000, between AMERICAN COIN MERCHANDISING, INC., d/b/a SUGARLOAF CREATIONS, INC. (hereinafter called "Employer") and John A. Sullivan (hereinafter called "Consultant").

         1. Introduction. Consultant has been providing services as Chairman of Employer's Board of Directors since January 1999. Consultant has agreed to provide such services in consideration for certain payments as set forth below, which Consultant agreed to defer based on Employer's ability to pay and cash flow considerations. Consultant bore the risk of nonpayment if improvements did not occur in Employer's operations, and this Agreement confirms the terms of the understanding between Employer and Consultant. Therefore, in consideration of the mutual covenants and agreements contained herein, the parties to this Agreement do hereby agree as follows.

         2. Term. Employer hereby continues the engagement of Consultant to render services to Employer as Chairman of the Board of Directors from January 1, 2001 through and including December 31, 2003. Consultant will also serve on any special committees as requested by the Board.

         3. Services. Consultant hereby accepts this engagement and agrees to devote such portion of his full time and attention to the business and affairs of Employer as may be necessary to meet the reasonable expectations of the Board of Directors of Employer.

         4. Compensation. Effective December 1, 2000, Employer will pay Consultant $100,000 as partial consideration for his past services provided to Employer. Commencing January 1, 2001, Consultant will receive compensation of $100,000 per year for his past and present services under this Agreement, payable at the intervals regularly established for payment of salaries by Employer. Consultant shall also receive stock options for 50,000 shares of Employer's common stock pursuant to Employer's Amended and Restated Stock Option Plan, effective as of November 21, 2000. Such options shall be granted at the market price as of the date of grant and shall be evidenced by the Employer's standard Option Agreement with the following modifications: such options shall be fully exercisable immediately.

         5. Employer's Authority. Consultant agrees to observe and comply with the rules and regulations of Employer as adopted by Employer's Board of Directors either orally or in writing, respecting performance of Consultant's duties and to carry out and perform orders, directions, and policies stated by Employer to Consultant, from time to time, either orally or in writing; provided, however, that Consultant shall only be obligated to comply with legal and ethical rules, regulations, orders, directions and policies of Employer.


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         6. Confidential Information and Noncompetition.

                  (a) Consultant realizes that during this Agreement, Consultant will produce and/or will have access to confidential memoranda, notes, information, records, maps, research results, business projections, business and research notebooks, data, formulae, specifications, trade secrets, customer lists, inventions and processes of Employer, and other information of a confidential nature (collectively, "Confidential Information").

                  (b) Both during the term of this Agreement and subsequent to its termination, Consultant agrees to hold all Confidential Information in confidence and not to disclose, and not directly or indirectly to use, copy, digest or summarize, any Confidential Information, except to the extent necessary to carry out Consultant's responsibilities as directed or authorized by Employer and, after termination of Consultant's employment hereunder, as specifically authorized in writing by Employer.

                  (c) All records in whatsoever form and in whatsoever medium recorded, and any and all copies thereof (including volatile electronic or magnetic signals), relating to Employer's business that Consultant shall prepare, or use, or come into contact with in the course of his executing his duties under this Agreement, shall be and remain the sole property of Employer and shall not be removed from Employer's premises except as necessary to carry out Consultant's responsibilities as directed and authorized by Employer; and the same shall be returned promptly to Employer upon termination of Consultant's employment relationship with Employer or upon Employer's request.

                  (d) Consultant agrees that he possesses or will possess knowledge, skills and reputation in the industry in which Employer operates which are of material importance to Employer, and which are special, unique and extraordinary. Consultant acknowledges that the loss of his services, or the use of his services by a competitor, may cause irreparable harm to Employer. Therefore, for the period of any severance following termination of employment for any reason, with or without cause, Consultant, individually and personally, shall not do any of the following, unless specifically authorized by the Employer's Board of Directors.

                           (i) Canvass, solicit, or accept any business in the Industry from any present or past customer of Employer or any related company, if the customer is located in the United States (the "Territory").

                           (ii) Aid or assist any other person, entity, partnership, or corporation in any effort to canvass, solicit, or accept any business in the amusement vending machine business or industry (the "Industry") from any past or present customers of Employer or of any related company, if the customer is located within the Territory.

                           (iii) Directly or indirectly request or advise any past or present customer of Employer, or any past, present, or possible future customer of any related companies to withdraw, curtail, cancel, or not undertake business in the Industry with any related company, if the customer is located within the Territory.



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                           (iv) Directly or indirectly disclose to any other
         person, entity, partnership, or corporation the names of past or present customers of Employer, or of any related company. The parties agree that the names of these customers are confidential and proprietary and constitute trade secrets of Employer, and are confidential and proprietary and constitute trade secrets of Employer within the meaning of C.R.S. Section 8-2-113(2)(b) and C.R.S. Section 7-74-102(4).

                           (v) Suggest, solicit, or encourage any employee of Employer or any related company to leave employment; or disparage Employer or any related company or their conditions of employment; or disclose to any other person, entity, partnership, or corporation the names of employees of Employer.

                           (vi) Directly or indirectly establish, as manager, employee or owner of greater than 1% of the outstanding ownership interest, or participate in an enterprise competitive with any business which is conducted at any time during the term of this Agreement by Employer or any related company, and which business is in the Industry and in the Territory.

                           (vii) Provide any product, service, financing, aid, or assistance of any kind for any person, entity, partnership, association, or corporation which is competitive with any business which is conducted at any time during the term of this Agreement by Employer or any related company, and which business is in the Industry and in the Territory.

                           (viii) Compete in any manner with any business which is conducted at any time during the term of this Agreement by Employer or any related company, and which business is in the Industry and in the Territory.

                  (e) The rights and obligations of this Section 6 shall survive any expiration or termination of this Agreement.

         7. Termination.

                  (a) Death, Disability or Retirement. This Agreement shall terminate automatically upon the Consultant's death or termination due to "Disability." For purposes of this Agreement, Disability shall mean the Consultant's inability to perform the duties of this position, as determined in accordance with the policies and procedures applicable with respect to the Employer's term disability plan, then in effect.

                  (b) Voluntary Termination. Notwithstanding anything in this Agreement to the contrary, the Consultant may, upon not less than 30 days' written notice to the Employer, voluntarily terminate his services for any reason.

                  (c) Cause. The Employer may terminate the Consultant's services for Cause. For purposes of this Agreement, "Cause" means (i) the Consultant's conviction of a felony or the entering by the Consultant of a plea of nolo contendere to a felony charge, (ii) the Consultant's gross neglect, willful malfeasance or willful gross misconduct in connection with his employment



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hereunder which has had a significant adverse effect on the business of the
Employer and its subsidiaries, unless the Consultant reasonably believed in good faith that such act or nonact was in or not opposed to the best interests of the Employer, or (iii) use of illegal drugs or persistent excessive use of alcohol.

                  (d) Notice of Termination. Any termination by the Employer for Cause or by the Consultant for Good Reason shall be communicated by Notice of Termination to the other party hereto given in accordance with Section 16. For purposes of this Agreement, a "Notice of Termination" means a written notice given within a reasonable time after the event or action believed to constitute the reason for giving notice.

                  (e) Date of Termination. For the purpose of this Agreement, the term "Date of Termination" means (i) in the case of termination for which a Notice Termination is required, the date of receipt of such Notice of Termination or, if later, the date specified therein up to 90 days after receipt, as the case may be, and (ii) in all other cases, actual date on which the Consultant's service terminated.

                  (f) Advisory Services. Subsequent to the Date of Termination, Consultant agrees to be available to Employer for reasonable advisory services and background information for the period covered by any Severance Amount, as described below.

         8. Obligations of the Employer upon Termination.

                  (a) Death or Disability. If the Consultant's employment is terminated during the term of this Agreement by reason of the Consultant's death or Disability, this Agreement shall terminate without further obligations to the Consultant or the Consultant's legal representatives under this Agreement other than those obligations accrued hereunder through the Date of Termination and the Employer shall pay to the Consultant (or his beneficiary of estate) the Consultant's full compensation through the Date of Termination (the "Earned Compensation").

                  (b) Cause and Voluntary Termination. If the Consultant's services shall be terminated for Cause or voluntarily terminated by the Consultant, the Employer shall pay the Consultant the Earned Compensation in cash in a single lump sum as soon as practicable, but in no event more than 10 days, following the Date of Termination.

                  (c) Termination by the Employer other than for Cause. If the Employer terminates the Consultant's services other than for Cause (which shall include the failure of the Employer's directors and shareholders to nominate and elect the Consultant as a director and as Chairman during the term of this Agreement), the Employer shall pay to the Consultant the following amounts: (A) the Employer's Earned Compensation; (B) a cash amount (the "Severance Amount") equal to the remaining amount payable under this Agreement for his past and present services.

The Earned Compensation shall be paid in accordance wit the Employer's regular payroll practices. The Severance Amount shall be paid in a lump sum within thirty days after the Date of Termination.



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                  (d) Discharges of the Employer's Obligations. Except as
expressly provided in the last sentence of this Section 8(d), the amounts payable to the Consultant pursuant to this Section 9 (whether or not reduced pursuant to Section 8(e)) following termination of his services shall be in full and complete satisfaction of the Consultant's rights under this Agreement and any other claims he may have in respect of his engagement by the Employer. Such amounts shall constitute liquidated damages with respect to any and all such rights and claims and, upon the Consultant's receipt of such amounts, the Employer shall be released and discharged from any and all liability to the Consultant in connection with this Agreement or otherwise in connection with the Consultant's engagement with the Employer. Nothing in this Section 8(d) shall be construed to release the Employer from its commitment to indemnify the Consultant and hold the Consultant harmless from and against any claim, loss or cause of action arising from or out of the Consultant's performance as an officer, director or employee of the Employer or any of its Subsidiaries or in any other capacity, including any fiduciary capacity, in which the Consultant served at the request of the Employer to the maximum extent permitted by applicable law and the governing documents of the Employer.

                  (e) Limit on Payments by the Employer.

                  (i) Application of Section 8(e). In the event that any amount or benefit paid or distributed to the Consultant pursuant to this Agreement, taken together with any amounts or benefits otherwise paid or distributed to the Consultant by the Employer or any affiliated company (collectively, the "Covered Payments"), would be an "excess parachute payment" as defined in Section 280G of the Code and would thereby subject the Consultant to the tax (the "Excise Tax") imposed under Section 4999 of the Code (or any similar tax that may hereafter be imposed), the provisions of this Section 8(e) shall apply to determine the amounts payable to Consultant pursuant to this Agreement.

                  (ii) Calculation of Payment Cap. Immediately following delivery of any Notice of Termination, the Employer shall notify the Consultant of the aggregate present value of all termination benefits to which he would be entitled under this Agreement and any other plan, program or arrangement as of the projected Date of Termination, together with the projected maximum payments (determined as of such projected Date of Termination) that could be paid without the Consultant being subject to the Excise Tax. Such amount shall be referred to as the "Payment Cap."

                  (iii) Imposition of Payment Cap. . If the Covered Payments exceed the Payment Cap, the parties agree that the Covered Payments shall automatically be reduced to the Payment Cap to eliminate any Excise Tax.

                  (iv) Application of Section 280G. For purposes of determining whether any of the Covered Payments will be subject to the Excise Tax and the amount of such Excise Tax,

                           (A) (x) whether Covered Payments are "parachute
                  payments" within the meaning of Section 280G of the Code, and
                  (y) whether there are "parachute payments" in excess of the "base amount" (as defined under Section 280G(b)(3) of the Code) shall be determined in good faith by the Employer's



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                  independent certified public accountants appointed prior to the Effective Date (the "Accountants") or tax counsel selected by such Accountants, and

                           (B) the value of any non-cash benefits or any
                  deferred payment or benefit shall be determined by the Accountants in accordance with the principles of Section 280G of the Code.

                  (v) Adjustments in Respect of the Payment Cap. If the Consultant receives reduced payments and benefits under this Section 8(e) (or this Section 8(e) is determined not to be applicable to the Consultant because the Accountants conclude that Consultant is not subject to any Excise Tax) and it is established pursuant to a final determination of a court or an Internal Revenue Service proceeding (a "Final Determination") that, notwithstanding the good faith of the Consultant and the Employer in applying the terms of this Agreement, the aggregate "parachute payments" within the meaning of Section 280G of the Code paid to the Consultant or for his benefit are in an amount that would result in the Consultant's being subject to an Excise Tax, then any amounts actually paid to or on behalf of the Consultant which are treated as excess parachute payments shall be deemed for all purposes to be a loan to the Consultant made on the date of receipt of such excess payments, which the Consultant shall have an obligation to repay to the Employer on demand, together with interest on such amount at the applicable Federal rate (as defined in Section 1274(d) of the Code) from the date of the payment hereunder to the date of repayment by the Consultant. If the Consultant receives reduced payments and benefits by reason of this Section 8(e) and it is established pursuant to a Final Determination that the Consultant could have received a greater amount without exceeding the Payment Cap, then the Employer shall promptly thereafter pay the Consultant the aggregate additional amount which could have been paid without exceeding the Payment Cap, together with interest on such amount at the applicable Federal rate (as defined in Section 1274(d) of the Code) from the original payment due date to the date of actual payment by the Employer.

                  (vi) Expenses. In the event of any dispute with the Internal Revenue Service concerning the imposition of any Excise Tax or any other matters subject to this Section 8(e), Employer shall reimburse Consultant for his reasonable attorney's and accountant's fees incurred in connection with the negotiation, litigation or settlement of such dispute.

         9. Assignment. Consultant's rights and obligations under this Agreement shall not be transferable by assignment or otherwise, nor shall Consultant's rights hereunder be subject to any encumbrance or claim of Consultant's creditors. Nothing in this Agreement shall prevent the consolidation of Employer with, or its merger into, any other corporation, or the sale by Employer of all or substantially all of its properties or assets, or the assignment by Employer of this Agreement and the performance of its obligations hereunder to any affiliated company; provided, however, that any such transaction, in whatever form, whether accomplished directly, indirectly, and as one or a series of transactions, shall not affect in any way the rights of Consultant under this Agreement. This Agreement shall inure to the benefit of, and be enforceable by, Consultant and any successor to or assignee of Employer.



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         10. Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto in respect of the employment of Consultant by Employer and the provisions herein shall be regarded as divisible and so far as they are covenants not to compete shall be operative to the extent both as to time and area covered that they may be made so applicable, and if any of said provisions or any part thereof are declared invalid or unenforceable, the validity and enforceability of the remainder of such provisions or parts thereof and the applicability thereof shall not be affected thereby.

         11. Governing Law and Enforcement. This Agreement and the rights and obligations hereunder shall be governed by and construed in accordance with the laws of the State of Colorado. This Agreement may be enforced in any court of competent jurisdiction in Colorado and the prevailing party, if any, shall be entitled to recover its reasonable attorneys' fees and expenses in addition to any other damages.

         12. Non-Waiver. The failure of either party at any time to require performance by the other party of any provision of this Agreement required to be performed by such other party, will in no way affect the right of the such party to require such performance at any time thereafter. The waiver by either party of a breach by the other party of any provision of this Agreement shall in no way be construed as a waiver of any succeeding breach of such provision or a waiver of the provision itself.

         13. Remedy for Breach. The parties hereto agree that, in the event of breach or threatened breach of any of the noncompetition covenants of this Agreement or of any of the covenants respecting Confidential Information, or of any of the provisions concerning restrictions on the rights and interest in the Employer, the damage or imminent damage to the value and the goodwill of Employer's business shall be inestimable, and that therefore any remedy at law or in damages shall be inadequate. Accordingly, the parties hereto agree that Employer shall be entitled to injunctive relief against Consultant in the event of any breach or threatened breach of any of such provisions by Consultant, in addition to any other relief (including damages) available to Employer under this Agreement or under law.

         14. Notices. All notices and other communications hereunder shall be in writing and shall be given by hand-delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Consultant:           at the home address of the Consultant noted on
                                the records of the Employer


If to the Employer:             AMERICAN COIN MERCHANDISING, INC.
                                5660 Central Avenue
                                Boulder, CO  80301
                                Attn: Randall J. Fagundo




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         IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.


EMPLOYER:                       AMERICAN COIN MERCHANDISING, INC., d/b/a
                                SUGARLOAF  CREATIONS, INC.



                                By: /s/ Randall J. Fagundo
                                    ------------------------------------------
                                    Randall J. Fagundo
                                    Its: President and Chief Executive Officer




CONSULTANT:                         /s/ John A. Sullivan
                                    ------------------------------------------
                                    John A. Sullivan

                               Address: 5660 Central Avenue
                                        Boulder, CO 80301